Exhibit 99.1

Open Lending Appoints Eric A. Feldstein to Board of Directors

AUSTIN, TX – September 3, 2020 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending”), a leading provider of lending enablement and risk analytics solutions to financial institutions, today announced the appointment of Eric A. Feldstein to its Board of Directors, effective August 28, 2020. Mr. Feldstein was appointed to serve on the Audit Committee and the Risk Committee.

“Eric will be a great addition to our Board. He is a proven leader in the FinTech space as well as the captive auto finance industry. We believe his deep financial background will be extremely valuable as we implement our growth strategies,” said John Flynn, Chairman and CEO of Open Lending. “We now have a seasoned, exceptional Board of Directors to supplement our strong executive team.”

Mr. Feldstein has been the Chief Financial Officer of New York Life Insurance Company since October 2019. Prior to joining New York Life Insurance Company, Mr. Feldstein served as the Chief Financial Officer of Health Care Service Corporation from 2016 to 2019. From 2010 to 2016, he served as an Executive Vice President with American Express. Mr. Feldstein began his career in finance with General Motors where he held a variety of roles with increasing responsibility. He served as Treasurer from 1997 to 2002, and subsequently served as CEO of GMAC Financial Services from 2002-2008. Eric holds a Bachelor of Arts from Columbia University and Master of Business Administration from Harvard University.

About Open Lending

Open Lending, through its flagship product, Lenders Protection, offers loan analytics, risk-based pricing, risk modeling and default insurance, ensuring profitable auto loan portfolios for financial institutions throughout the United States. For more information, please visit www.OpenLending.com.

Contact:

ICR for Open Lending

Investors

openlending@icrinc.com